Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-135780 and 333-83186 on Form S-3 and Nos. 333-147546, 333-144572, 333-117678, 333-107500, 333-105198 and 333-59269 on Form S-8 of Danaher Corporation of our report dated July 23, 2007, relating to the financial statements and financial statement schedule of Tektronix, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs related to Tektronix, Inc.’s adoption of new accounting standards and the valuation of investments with no readily determinable market values) which is included in this Form 8-K/A of Danaher Corporation.

DELOITTE & TOUCHE LLP

Portland, Oregon

December 26, 2007